Exhibit 99.1

         Wayne Savings Bancshares, Inc. Announces Earnings Increase

   WOOSTER, Ohio, April 24 /PRNewswire-FirstCall/ -- Wayne Savings
Bancshares, Inc. (Nasdaq: WAYN), the stock holding company parent of Wayne Savings Community Bank, reported net earnings of $2.8 million, or $.95 per diluted share, for the fiscal year ended March 31, 2003. This represents a 52% increase over net earnings of $1.8 million, or $.71 per diluted share, for the fiscal year ended March 31, 2002.
   According to Charles F. Finn, President, the increase in net earnings for the 2003 fiscal year was primarily attributable to significant growth in net interest income after loan loss provision, which increased $2.0 million, or 22%, from $8.8 million to $10.8 million. The increase in net interest income was partially offset by a $701,000 increase in general, administrative and other expense, which consisted largely of an increase in employee compensation and benefits. A large portion of the increase was due to normal merit increases, an increase in employee benefit plan costs, and the hiring of additional executive staff needed for operating a fully converted, publicly traded stock company and for complying with enlarged federal regulations. Other income remained virtually unchanged year-to-year and federal income taxes increased $278,000 in fiscal 2003.
   President Finn stated, "We are particularly pleased the Company achieved a record year of earnings through an increase in core earnings and not through non-recurring gains from the sale of loans or securities. We are also extremely gratified over the tremendous amount of support from our loyal depositors and the investment community as reflected in their favorable response to our recent stock offering." Wayne Savings Bancshares, Inc., the newly re-organized Delaware holding company for Wayne Savings Community Bank, completed a second-step stock offering on January 8, 2003, at which time the holding company became wholly owned by public stockholders. In the subscription and community offering, the Company sold 2,040,816 shares, approximately the midpoint of the offering range, at a purchase price of $10.00 per share.
   For the quarter ended March 31, 2003, net earnings increased 58% to $872,000 or $.21 per diluted share, compared to $549,000 or $.21 per diluted
share, reported in the comparable quarter of last year.   Again, the primary
driver of the earnings increase was a growth of $431,000 in net interest income, compared to the same quarter last year.
   At March 31, 2003, Wayne Savings Bancshares, Inc. reported total assets of $378.9 million, reflecting growth of $44 million, or 13% during the year. The asset total includes approximately $18.8 million in proceeds from the stock offering. Total deposits were $301 million and stockholders' equity totaled $44.9 million.
   Established in 1899, Wayne Savings Community Bank, the wholly owned subsidiary of Wayne Savings Bancshares, Inc. has ten banking locations in Wayne, Holmes, Ashland, Medina, and Stark counties.


                        WAYNE SAVINGS BANCSHARES, INC.
                     CONSOLIDATED STATEMENTS OF CONDITION
                 (Dollars in thousands, except per share data)

                                            March 31, 2003    March 31, 2002
                                             (Unaudited)
   ASSETS

   Cash, cash equivalents, & investment
    securities                                    $53,336           $50,169
   Mortgage-backed securities, net (A)             76,002            17,326
   Loans receivable, net (A)                      228,373           251,172
   Federal Home Loan Bank stock                     4,041             3,767
   Office premises & equipment, net                 8,818             9,208
   Real estate acquired through foreclosure             0                19
   Other assets                                     8,369             3,182
             TOTAL  ASSETS                       $378,939          $334,843

   LIABILITIES AND STOCKHOLDERS' EQUITY

   Deposit accounts                              $300,940          $300,957
   Advances from Federal Home Loan Bank            30,000             5,000
   Advances by borrowers for taxes & insurance        712               880
   Accounts payable on mortgage loans
    serviced for others                               130               116
   Other liabilities                                2,219             1,843
             TOTAL LIABILITIES                    334,001           308,796

   Common stock (3,888,636 shares of
    $.10 par value at March 31, 2003 and
    2,640,835  shares of $1.00 par value at
    March 31, 2002.)                                  389             2,641
   Additional paid-in capital                      32,596            14,444
   Retained earnings                               11,830            10,121
   Less: Treasury Stock (70,014 shares
    for March 31, 2002)                                 0            (1,181)
   Unrealized gain on mortgage-backed
    securities available for sale                     123                22
             TOTAL STOCKHOLDERS' EQUITY            44,938            26,047

   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY    $378,939          $334,843

   (A) Includes available for sale classifications.


                      CONSOLIDATED STATEMENTS OF EARNINGS
                             (Dollars in Thousands)

                                    Three Months Ended   Twelve Months Ended
                                        March 31,            March 31,
                                      2003      2002       2003       2002
                                  (Unaudited)           (Unaudited)

   Interest income                    $5,041    $5,293    $20,023    $21,309
   Interest expense                    2,066     2,749      9,169     12,348
        Net interest income            2,975     2,544     10,854      8,961
   Provision for losses on loans          16        16         91        134
        Net interest income after
         provision for loan losses     2,959     2,528     10,763      8,827
   Other income                          487       358      1,649      1,657
   General, administrative, and
    other expense                      2,279     2,049      8,423      7,722
   Earnings  before federal income
    taxes                              1,167       837      3,989      2,762
   Federal income taxes                  295       288      1,217        939
        Net earnings                    $872      $549     $2,772     $1,823


                       CONSOLIDATED FINANCIAL HIGHLIGHTS
                 (Dollars in thousands, except per share data)

                                                    For the Three Months
                                                       ended March 31,
                                                    2003              2002
                                                 (Unaudited)
   Quarterly Results

   Net Interest Income                             $2,975            $2,544
   Net Earnings                                      $872              $549
   Earnings Per Share:
      Basic                                          0.21              0.21
      Diluted                                        0.21              0.21
   Return on Average Assets (Annualized)             .92%              .66%

                                                         For the Year
                                                        ended March 31,
                                                     2003             2002
                                                  (Unaudited)
   Year to Date Results

   Net Interest Income                             $10,854            $8,961
   Net Earnings                                     $2,772            $1,823
   Earnings Per Share:
      Basic                                           0.96              0.71
      Diluted                                         0.95              0.71
   Return on Average Assets (Annualized)              .78%              .56%

                                                  March 31,         March 31,
                                                    2003              2002
                                                 (Unaudited)
   End of Period Data

   Total Assets                                   $378,939          $334,843
   Stockholders' Equity to Total Assets             11.86%             7.78%